As filed with the Securities and Exchange Commission on December 10, 2012	Registration No. 333-167212

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NUMBER ONE TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CAPSTONE COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Florida	3648	84-1047159
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 Jim Moran Boulevard, Suite 120
Deerfield Beach, Florida 33442
(954) 252-3440
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerry McClinton, Chief Financial Officer
Capstone Companies, Inc.
350 Jim Moran Boulevard, Suite 120
Deerfield Beach, Florida 33442
(954) 252-3440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Paul W. Richter, Esq.
PW Richter, plc
3901 Dominion Townes Circle
Richmond, Virginia 23223
Telephone: (804) 644-2182 Fax: (804) 644-2181

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “Large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [_]	Accelerated Filer [_]
Non-Accelerated Filer [_]	Smaller Reporting Company [X]

Deregistration of Shares

Capstone Companies, Inc. filed this Registration Statement (Commission File No. 333-167212) on Form S-1 on May 28, 2010, to register 35 million shares of Common Stock, $0.0001 par value per share, of Capstone Companies,  Inc. (“Registration Statement”). The Registration Statement was declared effective by the Commission on July 2, 2010.  No shares of said Common Stock were issued under the Registration Statement. In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 (a)(3) of Regulation S-K, this Post-Effective Amendment  Number One is being filed to deregister and remove all of the previously registered shares of said Common Stock that remain unissued and unsold under the Registration Statement as of the date hereof. Capstone Companies, Inc. (formerly, “CHDT Corporation”) hereby removes from registration and deregisters all 35,000,000 shares of Capstone Common Stock, $0.0001 par value per share, registered by and under the Registration Statement.

PART II
Item 17. Undertakings.

(a) That, for purposes of determining liability under the Securities Act to any purchaser: insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any additional or changed material information on the plan of distribution;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-effective amendment number one to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Deerfield Beach, Florida on December 11, 2012.

Capstone Companies, Inc.

By:	/s/ Stewart Wallach
Stewart Wallach
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerry McClinton as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and additional registration statements relating to the same offering, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ Stewart Wallach	Director, Chief Executive	December 11, 2012
Stewart Wallach	Officer and President

/s/ Gerry McClinton	Director, Chief Operating Officer	December 11, 2012
Chief Accounting Officer
/s/ Jeffrey Guzy	Director	December 11, 2012
Jeffrey Guzy

/s/ Jeffrey Postal	Director	December 11, 2012
Jeffrey Postal

/s/Larry Sloven	Director	December 11, 2012
Larry Sloven

/s/ Laurie Holtz	Director	December 11, 2012
Laurie Holtz